October 30, 2003

SPARX Funds Trust
360 Madison Avenue
New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to SPARX Funds Trust (the "Trust") in connection with the preparation of a Registration Statement on Form N-1A, Registration No. 333-108229 (the "Registration Statement"), covering shares of beneficial interest (the "Shares") of the Trust.

We have examined copies of the Amended and Restated Agreement and Declaration of Trust and By-Laws of the Trust, the Registration Statement and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold and the authorized consideration therefor is received by the Trust, they will be validly issued, fully paid and nonassesable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to the application made by or on behalf of the Trust or any distributor or dealer in connection with the registration and qualification of the Trust or its Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP